                     MERRILL LYNCH INVESTMENT PARTNERS INC.
                     ML JWH STRATEGIC ALLOCATION FUND L.P.
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The Net Asset Value per Unit of ML JWH Strategic Allocation Fund L.P. (the
"Fund") decreased 7.99% in October to $143.66 per Unit on October 31, 1999 from $156.13 on September 30, 1999.

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Set forth below is a commentary from John W. Henry & Company, Inc.
(JWH-Registered Trademark-) regarding the Fund's October performance. Sector performance figures are calculated by Merrill Lynch Investment Partners, Inc.


                             JWH MARKET COMMENTARY

AGRICULTURE (-0.87%)- Coffee was unprofitable as dry weather in Brazil reduced expectations for a record crop causing a spike in prices with an associated increase in volatility.

CURRENCIES (-0.84%)- Positions in Japanese yen were profitable when growing optimism for a recovery of the Japanese economy drove the Japanese yen higher during the month. Gains were more than offset by losses in European and Emerging currency positions.

ENERGIES (-2.13%)- Reports that the world's top oil producers are pumping more oil than promised caused prices to fall that resulted in losses for the month.

STOCK INDICES (-0.69%)- Positions in the FTSE 100 and Nikkei 225 suffered losses as high volatility intramonth led to choppiness in the stock index markets.

INTEREST RATES (-1.57%)- On the long end of the yield curve positions in the Japanese Government Bond were unprofitable. On the short end, positions in the Eurodollar suffered losses when, at month-end, the threat of U.S. inflation declined.

METALS (-1.64%)- Positions in gold were unprofitable as volatility in the gold market caused prices to range more than $40.00 throughout the month.
--------------------------------------------------------------------------------
                          SUMMARY OF FUND PERFORMANCE

            ---------------------------------------------------------
            ---------------------------------------------------------
               October               1999           Since Inception
                                  Year-to-Date      (July 15, 1996)
            ---------------------------------------------------------
                -7.99%              -6.92%              +43.66%
            ---------------------------------------------------------
            ---------------------------------------------------------

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            RECENT PRINCIPAL CHANGE AT JOHN W. HENRY & COMPANY, INC.

Mr. David I. Ginsberg is a member of the JWH Board of Directors and special advisor to the chairman. Mr. Ginsberg joined JWH in October 1999. He served as a managing director of the Multi-Manager Group at Global Asset Management (GAM) from its inception in September 1989 until July 1995. This GAM group was, and continues to be, one of the largest multi-advisor groups specializing in hedge funds. Since leaving GAM, Mr. Ginsberg has been a private investor. Mr. Ginsberg received an M.B.A. with a concentration in Finance from Boston University and a B.A. from Kenyon College. Mr. Ginsberg is a member of the board of directors of GAM Diversity, Inc., a global multi-advisor hedge fund with assets in excess of $1 billion that specializes in hedge funds, and a director of the Adelphi Europe Fund, a hedge fund specializing in European equities.




[LOGO]MERRILL LYNCH                                                 OCTOBER 1999

                                                                         JWHSDOM

                     ML JWH STRATEGIC ALLOCATION FUND L.P.
                              FINANCIAL STATEMENTS
                                OCTOBER 31, 1999


                              STATEMENT OF CHANGES
                              IN NET ASSET VALUE*
                                  (UNAUDITED)

Net Asset Value (2,429,446 Units) at
 September 30, 1999                                 $379,308,275
Plus Additions of 54,803 Units                         8,556,392
Net Income/(Loss) for October 1999                   (30,973,481)
Less Redemptions of 29,275 Units                      (4,205,647)
Net Asset Value (2,454,974 Units) at                -------------
 October 31, 1999                                   $352,685,539
                                                    -------------
                                                    -------------
Net Asset Value per Unit at October 31, 1999        $     143.66
                                                    -------------
                                                    -------------


                          STATEMENT OF INCOME/(LOSS)*
                                  (UNAUDITED)

                                                      October
                                                      -------
Revenues:
 Realized Profit/(Loss)                             $(28,834,168)
 Change in Unrealized Profit/(Loss)                   (1,575,969)
                                                    -------------
Total Trading Results                                (30,410,137)
 Interest Income                                       1,858,544
                                                    -------------
Total Revenues                                       (28,551,593)
                                                    -------------

Expenses:
 Brokerage Commissions                                 2,321,471
 Administrative Fees                                      74,886
 Ongoing Offering Expense                                 21,755
                                                    -------------
Total Expenses                                         2,418,112
                                                    -------------

Net Income/(Loss) Before Minority Interest           (30,969,705)
Minority Interest                                         12,506
Special Profit Share Allocation                          (16,282)
                                                    -------------
Net Income/(Loss)                                   $(30,973,481)
                                                    -------------
                                                    -------------



To the best of the knowledge and belief of the undersigned, the information contained in this report is accurate and complete.


                                       /s/Michael Pungello
                                       Michael Pungello
                                       Chief Financial Officer
                                       MERRILL LYNCH INVESTMENT PARTNERS INC.


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FOR THE EXCLUSIVE USE OF INVESTORS IN ML JWH STRATEGIC ALLOCATION FUND L.P. THIS
MONTHLY REPORT IS NOT AN OFFER TO SELL NOR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES. AN OFFER CAN ONLY BE MADE BY THE CURRENT PROSPECTUS TOGETHER WITH SUMMARY FINANCIAL INFORMATION FOR THE FUND CURRENT WITHIN 60 DAYS. THESE MATERIALS CONTAIN IMPORTANT INFORMATION ABOUT RISK FACTORS, PERFORMANCE AND
OTHER ASPECTS OF THE FUND AND MUST BE READ CAREFULLY BEFORE INVESTING. FUTURES TRADING IS SPECULATIVE AND INVOLVES A HIGH DEGREE OF RISK. PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS.

THIS MONTHLY REPORT MUST NOT BE REPRODUCED OR DISTRIBUTED IN ANY MANNER.



Please notify the following of any address changes:
MERRILL LYNCH INVESTMENT PARTNERS INC.
Princeton Corporate Campus
800 Scudders Mill Road, Section 2G
Plainsboro, New Jersey 08536

                                                                         JWHSDOM